Exhibit 9.1

Execution Version

VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT (“Trust Agreement”), dated as of August 25, 2025, by and among FIP RR Holdings LLC (“FIP RR Holdings” or “Buyer”) and John Giles (“Trustee” and, together with FIP RR Holdings, the “Parties” and each a “Party”).

WITNESSETH:

WHEREAS, it is intended that pursuant to and upon the terms and conditions set forth in that certain Stock Purchase Agreement, dated as of August 6, 2025 (the “Purchase Agreement”), by and among Buyer, as successor by assignment to Percy Acquisition LLC, and WLE Management Partners, L.P. (the “Seller”), all of the shares of The Wheeling Corporation (the “Company”), a Delaware corporation, will be conveyed to Buyer (the “Transaction”);

WHEREAS, prior to the date hereof, in accordance with Section 10.04 of the Purchase Agreement, Percy Acquisition LLC assigned its rights and obligations under the Purchase Agreement to Buyer pursuant to that certain Assignment and Assumption Agreement, by and between Percy Acquisition LLC and Buyer;

WHEREAS, the Company owns all of the issued and outstanding shares of the Wheeling & Lake Erie Railway Company (“WLE”), a Delaware corporation and common carrier by rail, and the Akron Barberton Cluster Railway Company (“AB”), an Ohio corporation and common carrier by rail;

WHEREAS, it is intended that the closing of the Transaction will occur prior to the issuance by the Surface Transportation Board (the “STB”) of any required approval for, or exemption of, Buyer’s control of the Company and, therefore, indirect control of WLE and AB;

WHEREAS, Buyer intends, contemporaneously with the closing of the Transaction, to cause the deposit of the shares of the Company in an independent, irrevocable voting trust (the “Trust”) pursuant to 49 C.F.R. Part 1013 and STB precedent, in order to avoid any allegation or assertion that Buyer or any affiliate of Buyer is controlling or has the power to indirectly control WLE and AB prior to the receipt of any required STB approval or exemption;

WHEREAS, the deposit of the issued and outstanding shares of the Company into the Trust is for the purpose of providing assurance that Buyer will satisfy its obligation under the ICC Termination Act and STB rules and precedents to avoid premature indirect control of WLE and AB pending STB review and approval of such control;

WHEREAS, neither the Trustee nor any of its affiliates has any officers or board members in common or any direct or indirect business arrangements or dealings (as described in Paragraph 10 hereof) with Buyer or the Company or any of their affiliates (including WLE and AB); and

WHEREAS, the Trustee is willing to act as voting trustee in accordance with the terms of this Trust Agreement and the rules of the STB.

NOW, THEREFORE, the Parties hereto agree as follows:

1.          Appointment of Trustee. Buyer hereby irrevocably appoints John Giles as Trustee hereunder, and John Giles hereby accepts said appointment and agrees to act as Trustee under this Trust Agreement as provided herein.

2.          Deposit of Trust Interests.

(a)          Immediately upon closing of the Transaction, Buyer agrees that it will deposit with the Trustee the certificate or certificates for the issued and outstanding shares of the Company purchased by Buyer pursuant to the Transaction. All such certificates shall be duly endorsed or accompanied by proper instruments duly executed for transfer thereof to the Trustee, and shall be exchanged for one or more Voting Trust Certificates substantially in the form attached hereto as Exhibit A (the “Trust Certificates”), with the blanks therein appropriately filled in and showing Buyer as the registered holder of the Trust Certificates. All of the shares at any time delivered to the Trustee hereunder are referred to hereinafter as the “Trust Interests.” The Trustee shall present to the Company all certificates representing Trust Interests for surrender and cancellation of such certificates and for the issuance and delivery to the Trustee of new certificates registered in the name of the Trustee or its nominee, with appropriate legends to reflect the terms and conditions of this Voting Trust Agreement. Buyer and the Trustee agree that the deposit of the Trust Interests with the Trustee pursuant to this Section 2 shall not result in a change in the beneficial ownership of the Trust Interests and shall not result in a sale, disposition, lease or exchange with the Trustee of the Trust Interests.

(b)          The Parties agree (i) to treat, for U.S. federal income tax purposes, each beneficial owner of Trust Certificates as the beneficial owner of the underlying Trust Interest and (ii) not to take any position inconsistent with the treatment described in (i) on any tax return, in any tax proceeding or otherwise except to the extent required by a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986.

3.          Acquisition of Additional Stock or Securities. Buyer agrees that immediately upon receipt, acquisition or purchase by it or any of its affiliates of any additional shares, or any other voting securities of the Company, it will deposit or cause to be deposited to the Trustee the certificate or certificates representing such additional shares or securities.

4.          The Trustee’s Power.

(a)          The Trustee shall be present, in person or represented by proxy, at all annual and special meetings of equity holders of the Company so that all Trust Interests may be counted for the purposes of determining the presence of a quorum at such meetings. The Trustee shall be entitled and it shall be its duty to exercise any and all voting rights in respect of the Trust Interests either in person or by proxy or consent, as hereinafter provided unless otherwise directed by an order of the STB or a court of competent jurisdiction. Buyer agrees, and the Trustee acknowledges, that the Trustee shall not participate in or interfere with the management of the Company, WLE or AB and shall take no other actions with respect to the Company, WLE or AB except in accordance with the terms hereof, the terms of the Purchase Agreement, the certificate of incorporation and bylaws of the Company or any orders of the STB. The Trustee shall exercise all voting rights in respect of the Trust Interests in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, the acquisition of the Company by Buyer or its designee pursuant to the Purchase Agreement. In exercising the Trustee’s voting rights with respect to the Trust Interests, the Trustee shall vote in accordance with, and to maintain in effect, the terms and intent of the Purchase Agreement and the certificate of incorporation and bylaws of the Company, including, but not limited to, the following: the Trustee shall not sell, lease, assign, transfer, alienate, pledge, encumber or hypothecate the Trust Interests or any major assets of the Company, WLE or AB or any right or interest therein, whether voluntarily or by operation of law or by gift or otherwise, nor shall Trustee cause the Company, WLE or AB to merge or consolidate with or into any other entity, without the prior written authorization of Buyer (other than in connection with a disposition pursuant to Paragraph 9). In addition, until the STB has issued a final order approving or exempting the Transaction, the Trustee shall vote all Trust Interests to cause any other proposed merger, business combination or similar transaction (including, without limitation, any consolidation, sale of all or substantially all the assets, reorganization, recapitalization, liquidation or winding up of or by the Company, WLE or AB) involving the Company, WLE or AB, but not involving Buyer or one of its affiliates (other than in connection with a disposition pursuant to Paragraph 9), not to be effected. The Trustee shall vote all Trust Interests in favor of any proposal or action necessary or desirable to dispose of Trust Interests in accordance with Paragraph 9 hereof.

(b)          Except as otherwise expressly provided herein, the Trustee shall vote all Trust Interests with respect to all matters, including, without limitation, the election or removal of officers or managers, voted on by the owners of the Company (whether at a regular or special meeting or pursuant to a unanimous written consent) in the Trustee’s sole discretion, having due regard for the interests of the holders of the Trust Certificates as investors in the Company, WLE, and AB, determined without reference to such holders’ interests in railroads other than WLE or AB or its subsidiaries; provided that the Trustee shall not vote the Trust Interests in favor of taking or doing any act which would violate any provision of the Purchase Agreement (or impede the Company’s performance thereunder) or violate any provision of the certificate of incorporation and bylaws of the Company. Notwithstanding the foregoing provisions of this Paragraph 4 or any other provision of this Trust Agreement, the registered holder of a Trust Certificate may at any time—but only with the prior written approval of the STB—instruct the Trustee in writing to vote the Trust Interests represented by such Trust Certificate in any manner, in which case the Trustee shall vote such shares in accordance with such instructions. In exercising its voting rights in accordance with this Paragraph 4, the Trustee shall take such actions at all annual, special or other meetings of equity holders of the Company or in connection with any action by consent in lieu of a meeting.

5.          Irrevocable Trust. This Trust Agreement and the nomination of the Trustee during the term of the Trust shall be irrevocable by Buyer and its affiliates, and shall terminate only in accordance with the provisions of Paragraphs 9 and 15 hereof.

6.          Subject to Paragraphs 4(a) and 4(b), the Trustee shall not exercise the voting powers of the Trust Interests in any way so as to create any dependence or intercorporate relationship between or among (i) Buyer and its affiliates, on the one hand and (ii) the Company or its affiliates (including WLE and AB), on the other hand. The terms “affiliate” or “affiliates” wherever used in this Trust Agreement shall have the meaning specified in 49 U.S.C. § 11323(c). The Trustee shall not, without the prior approval of the STB, vote the Trust Interests to elect any officer, director, nominee or representative of Buyer or any of its affiliates as an officer, manager or director of the Company or any affiliate of the Company. The Trustee shall be kept informed with respect to the business operations of the Company by means of the financial statements prepared by the Company and such other periodic reports as the Trustee may request from time to time. Each of the Parties hereto agrees to promptly furnish to the other Party copies of such financial statements and periodic reports with respect to the Company, WLE, and AB following receipt thereof. The Trustee shall be fully protected in relying upon such information provided by the Company. The Trustee shall not be liable for any mistakes of fact or law or any error of judgment, or for any act or omission, except as a result of the Trustee’s willful misconduct or gross negligence.

7.          Transfer of Trust Certificates. All Trust Certificates shall be transferable on the books of the Trustee by the registered holder upon the surrender thereof properly assigned, in accordance with rules from time to time established for this purpose by the Trustee. Until so transferred, the Trustee may treat the registered holder as owner of the applicable Trust Certificates for all purposes. Each transferee of a Trust Certificate issued hereunder shall, by its acceptance thereof, assent to and become a party to this Trust Agreement, and shall assume all attendant rights and obligations.

8.          Dividends and Distributions. Pending the termination of this Trust as hereinafter provided, the Trustee shall, immediately following the receipt of each cash dividend as may be declared and paid upon the Trust Interests, pay the same over to or as directed by the registered holder or holders of Trust Certificates hereunder, as then known to the Trustee. The Trustee shall receive and hold dividends and distributions other than cash upon the same terms and conditions as the Trust Interests and shall issue Trust Certificates representing any new or additional securities that may be paid as dividends upon the Trust Interests or otherwise distributed upon the Trust Interests to the registered holder(s) of Trust Certificates in proportion to their respective interests.

9.          Disposition of Trust Interests; Termination of Trust.

(a)          This Trust is accepted by the Trustee subject to the right hereby reserved in Buyer at any time to cause to sell or make any other disposition of the whole or any part of the Trust Interests, whether or not an event described in subparagraph (b) below has occurred. The Trustee shall take all actions reasonably requested by Buyer with respect to (including, without limitation, exercising all voting rights in respect of Trust Interests in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of) any proposed direct or indirect sale or other disposition of the whole or any part of the Trust Interests by Buyer. The Trustee shall at any time upon the receipt of a direction from Buyer signed by one of its authorized officers designating the person or entity to whom Buyer has directly or indirectly sold or otherwise disposed of the whole or any part of the Trust Interests and certifying that such person or entity is not an affiliate of Buyer and has all necessary regulatory authority, if any be required, to purchase the Trust Interests (upon which certification the Trustee shall be entitled to rely), immediately transfer to the person or entity therein named all the Trustee’s right, title and interest in such amount of the Trust Interests as may be set forth in said direction. If any regulatory authority or approval, including STB approval, is required for such transfer, Buyer will not give any such direction unless and until such regulatory authority or approval is obtained. If the foregoing direction shall specify all of the Trust Interests, then following transfer of the Trustee’s right, title, and interest therein, and in the event of a sale thereof, upon delivery to or upon the order of the registered holder(s) of the Trust Certificates of the proceeds of such sale, this Trust shall cease and come to an end. If the foregoing direction is as to only a part of the Trust Interests, then this Trust shall cease as to said part upon such transfer and distribution of the net proceeds therefrom in the event of sale, but shall remain in full force and effect as to the remaining part of the Trust Interests. In the event of a direct or indirect sale of Trust Interests by Buyer, the Trustee shall, to the extent the consideration therefor is payable to or controllable by the Trustee, promptly pay, or cause to be paid, upon the order of Buyer or its designee the net proceeds of such sale on a pro rata basis to the registered holder(s) of the Trust Certificates. It is the intention of this Paragraph that no violations of 49 U.S.C. § 11323 will result from a termination of this Trust.

(b)          In the event the STB Approval (as defined below) shall have been granted, then immediately upon the direction of Buyer and the delivery of a certified copy of such order of the STB or other governmental authority with respect thereof, or, in the event that Subtitle IV of Title 49 of the United States Code, or other controlling law, is amended to allow Buyer or its affiliates to acquire indirect control of WLE or AB without obtaining STB or other governmental approval, upon delivery of an opinion of independent counsel selected by the Trustee that no order of the STB or other governmental authority is required, the Trustee shall transfer to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee, its right, title and interest in and to all of the Trust Interests then held by it in accordance with the terms, conditions and agreements of this Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, and upon such transfer this Trust shall cease and come to an end.

(c)          In the event that there shall have been an STB Denial (as defined below), Buyer shall use its reasonable best efforts to, directly or indirectly, (i) sell the Trust Interests to one or more eligible purchasers or (ii) otherwise dispose of the Trust Interests, in each case during a period of two years after such STB Denial or such extension of that period as the STB shall approve. Any such disposition shall be subject to the jurisdiction of the STB to oversee Buyer’s direct or indirect divestiture of Trust Interests. At all times, the Trustee shall continue to perform its duties under this Trust Agreement and, should Buyer be unsuccessful in its efforts to directly or indirectly sell or distribute the Trust Interests during the period referred to, the Trustee shall as soon as practicable sell the Trust Interests for cash to one or more eligible purchasers in such manner and for such price as the Trustee in its discretion shall deem reasonable after consultation with the Buyer. (An “eligible purchaser” hereunder shall be a person or entity that is not affiliated with Buyer and which has all necessary regulatory authority, if any be required, to purchase the Trust Interests.) Buyer agrees to cooperate with the Trustee in effecting such disposition and the Trustee agrees to act in accordance with any direction made by Buyer as to any specific terms or method of disposition, to the extent not inconsistent with the requirements of the terms of any STB or court order. The proceeds of the sale shall be distributed on a pro rata basis to or upon the order of the registered holder(s) of the Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before paying to the holder the holder’s share of the proceeds. Upon disposition of all the Trust Interests pursuant to this Paragraph 9(c), this Trust shall cease and come to an end.

(d)          Unless sooner terminated pursuant to any other provision herein contained, this Trust Agreement shall terminate on December 31, 2027, and may be extended by the Parties hereto, so long as no violation of 49 U.S.C. § 11323 will result from such termination or extension. All Trust Interests and any other property held by the Trustee hereunder upon such termination shall be distributed on a pro rata basis to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before the release or transfer of the stock interests evidenced thereby.

(e)          The Trustee shall promptly inform the STB of any transfer or disposition of Trust Interests pursuant to this Paragraph 9.

(f)          Except as provided in this Paragraph 9, the Trustee shall not dispose of, or in any way encumber, the Trust Interests.

(g)          Notwithstanding the foregoing, if the STB issues a declaratory order that the termination of the Trust will not cause Buyer or its affiliates to have indirect control of WLE or AB, the Trustee shall transfer on a pro rata basis to or upon the ordered of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee, its right, title and interest in and to all of the Trust Interests then held by it in accordance with the terms and conditions of this Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, and this Trust shall cease and come to an end. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before the release or transfer of the Trust Interests evidenced thereby.

(h)          As used in this Paragraph 9, the terms “STB Approval” and “STB Denial” shall have the following meanings:

i.
“STB Approval” means the issuance by the STB of a decision, which decision shall become effective and which decision shall not have been stayed or enjoined, that (A) constitutes a final agency action approving, exempting or otherwise authorizing the acquisition of indirect control of WLE and AB by Buyer and its affiliates, without the imposition of conditions that Buyer, by written notice to the Trustee, has deemed to be unacceptable, and (B) does not require any change in the consideration paid or to be paid pursuant to the Purchase Agreement or other material provisions thereof, or any change to the certificate of incorporation and bylaws of the Company, unless Buyer, by written notice to the Trustee, has determined any such change to be acceptable to Buyer.

ii.
“STB Denial” means the STB shall have, by an order which shall have become final and no longer subject to review by the courts, denied the approval or exemption for Buyer to control WLE and AB, referred to in clause (A) of the definition of STB Approval.

10.          Independence of the Trustee. Neither the Trustee nor any affiliate of the Trustee may have (a) any officers, or members of their respective boards of directors, in common with Buyer or any of its affiliates, or (b) any direct or indirect business arrangements or dealings, financial or otherwise, with Buyer or any of its affiliates, other than dealings pertaining to the establishment and carrying out of this Trust. The Trustee hereby agrees that during the term of the Trust, the Trustee shall not own any stock or securities of Buyer or any of its affiliates; provided, that, for the avoidance of doubt, the foregoing shall not prohibit the Trustee from owning any interest in any independently-managed diversified mutual fund that owns stock or securities of Buyer and/or any of its affiliates. Neither Buyer nor its affiliates shall purchase the stock or securities of the Trustee or any affiliate of the Trustee.

11.          Compensation of the Trustee. The Trustee shall be entitled to receive reasonable and customary compensation for all services rendered by it as Trustee under the terms hereof, and said compensation to the Trustee, together with all counsel fees, taxes, or other expenses reasonably incurred hereunder, shall be promptly paid by Buyer.

12.          Trustee May Act Through Agents. The Trustee may at any time or from time to time appoint an agent or agents and may delegate to such agent or agents the performance of any administrative duty of the Trustee and be entitled to reimbursement for the fees and expenses of such agents.

13.          Responsibilities and Indemnification of the Trustee. The Trustee shall not be answerable for the default or misconduct of any agent or attorney appointed by it in pursuance hereof if such agent or attorney has been selected with reasonable care. The duties and responsibilities of the Trustee shall be limited to those expressly set forth in this Trust Agreement. The Trustee shall be fully protected by acting in reliance upon any notice, advice, direction or other document or signature reasonably believed by the Trustee to be genuine. The Trustee shall not be responsible for the sufficiency or the accuracy of the form, execution, validity or genuineness of the Trust Interests, or of any other documents, or for of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Trustee be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver, any such Trust Interests or other document or endorsement on this Trust Agreement, except for the execution and delivery of this Trust Agreement by the Trustee. Buyer agrees that it will at all times protect, indemnify and save harmless the Trustee from any loss, damages, liability, cost or expense of any kind or character whatsoever in connection with this Trust except those, if any, resulting from the gross negligence or willful misconduct of the Trustee, and will at all times itself undertake, assume full responsibility for, and pay on a current basis, but at least quarterly, all costs and expenses of any suit or litigation of any character, whether or not involving a third party, including any proceedings before the STB, with respect to the Trust Interests or this Trust Agreement, and if the Trustee shall be made a party thereto, or be subject of any investigation or proceeding (whether formal or informal), Buyer will pay all costs, damages and expenses, including reasonable counsel fees, to which the Trustee may be subject by reason thereof; provided, however, that Buyer shall not be responsible for the cost and expense of any suit that the Trustee shall settle without first obtaining Buyer’s written consent. The indemnification obligations of Buyer shall survive any termination of this Trust Agreement or the removal, resignation or other replacement of the Trustee. The Trustee may consult with counsel selected by it, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted or suffered by the Trustee hereunder in good faith and in accordance with such opinion.

14.          Trustee to Give Account to Holders. To the extent requested to do so by Buyer or any registered holder of a Trust Certificate, the Trustee shall furnish to the Party making such request full information with respect to (i) all property theretofore delivered to it as Trustee, (ii) all property then held by it as Trustee, and (iii) all actions theretofore taken by it as Trustee.

15.          Resignation, Succession, Disqualification of Trustee. The Trustee, or any trustee hereafter appointed, may at any time resign by giving 60 days’ written notice of resignation to Buyer and to the STB. Buyer shall, at least fifteen days prior to the effective date of such notice, appoint a successor trustee which shall satisfy the requirements of Paragraph 10 hereof. If no successor trustee shall have been appointed and shall have accepted appointment at least fifteen days prior to the effective date of such notice of resignation, the resigning Trustee may petition any authority or court of competent jurisdiction for the appointment of a successor trustee. Upon written assumption by the successor trustee of the Trustee’s powers and duties hereunder, a copy of the assumption shall be delivered by the Trustee to Buyer and to the STB, and all registered holders of Trust Certificates shall be notified of such assumption, whereupon the Trustee shall be discharged of its powers and duties hereunder and the successor trustee shall become vested therewith. In the event of any material violation by the Trustee of the terms and conditions of this Trust Agreement, the Trustee shall become disqualified from acting as trustee hereunder as soon as a successor trustee shall have been selected in the manner provided by this paragraph.

16.          Amendment. This Trust Agreement may from time to time be modified or amended by agreement executed by the Trustee and Buyer, and any other registered holder(s) of the Trust Certificates (i) pursuant to an order of the STB, (ii) with the prior approval of the STB, (iii) in order to comply with any other order of the STB, or (iv) upon receipt of an opinion of counsel satisfactory to the Trustee and the holder(s) of the Trust Certificates that an order of the STB approving such modification or amendment is not required and that the amendment is authorized under the Purchase Agreement and is consistent with the regulations of the STB regarding voting trusts.

17.          Governing Law; Powers of the STB.

(a)          This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction, except that, to the extent any provision hereof may be found inconsistent with the ICC Termination Act of 1995, as amended (the “Act”) or regulation or decisions promulgated thereunder by the STB, such Act, decisions, and regulations shall control and such provision hereof shall be given effect only to the extent permitted by such Act, decisions, and regulations. In the event that the STB shall, at any time hereafter by final order, find that compliance with law requires any other or different action by the Trustee than is provided herein, the Trustee shall act in accordance with such final order instead of the provisions of this Trust Agreement.

(b)          Unless provided otherwise in the Act, each of the Parties agrees that: (i) it shall bring any action or proceeding in respect of any claim arising out of or otherwise relating to this Trust Agreement or the Transaction contemplated hereby exclusively in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if jurisdiction of the subject matter of the proceeding is vested exclusively in the United States federal courts, such proceedings shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”) and (ii) solely in connection with such proceedings, such Party (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) consents to mailing of process or other papers in connection with such action or proceeding in the manner provided in Paragraph 22 or in such other manner as may be permitted by applicable law, which shall be valid and sufficient service thereof, and (E) shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 17 or that any order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c)          (c) Each Party acknowledges and agrees that any controversy which may be in connection with, arise out of or otherwise related to this Trust Agreement, any instrument or other document delivered pursuant to this Trust Agreement or other document delivered pursuant to this Trust Agreement or the Transaction is likely to involve complicated and difficult issues and therefore each party irrevocably and unconditionally waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any proceeding directly or indirectly, in connection with, arising out of or otherwise relating to this Trust Agreement, any instrument or other document delivered pursuant to this Trust Agreement or the Transaction. Each Party hereby acknowledges and certifies (i) that no representative of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of any action or proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily and (iv) it has been induced to enter into this Trust Agreement and the Transaction, by, among other things, the mutual waivers, acknowledgments, and certifications contained in this Paragraph 17(c).

18.          Counterparts. This Trust Agreement is executed in any number of counterparts, each of which shall constitute an original, and at least one of which shall be retained by Buyer and by the Trustee.

19.          Filing with the STB. A copy of this Trust Agreement and any amendments or modifications thereto shall be submitted to the STB by Buyer.

20.          Successors and Assigns. This Trust Agreement shall be binding upon the successors and assigns of the parties hereto, including without limitation successors of Buyer by merger, consolidation or otherwise.

21.          Succession of Functions. For purposes of this Trust Agreement, the term “STB” includes any successor agency or governmental department that is authorized to carry out the responsibilities now carried out by the STB with respect to voting trusts and control of common carriers.

22.          Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals, and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 pm in the place of receipt and such day is a business day (or otherwise, the next business day), if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties to whom it is intended, (b) delivered by registered or certificated mail, return receipt requested, or (c) sent by email, provided that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Paragraph:

If to Buyer to:

FIP RR Holdings LLC
111 West 19th Street, 2nd Floor
New York, New York 10011
Attention: Kenneth Nicholson
Telephone: (212) 479-5350
Email: knicholson@fortress.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
1501 K Street, NW, Suite 900
Washington, DC 20005
Attention: Terence M. Hynes
Telephone: (202) 736-8198
Email: thynes@sidley.com

If to the Trustee, to:

John Giles
184 San Juan Dr.
Ponte Vedra Beach, FL 32082
Email: john.giles.pvb@gmail.com

23.          Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party with respect to the Transaction are special, unique, and of extraordinary character and that if for any reason any of the provisions of this Trust Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Trust Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Trust Agreement in the Court of Chancery of the State of Delaware without necessity of posting a bond or other form of security. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Trust Agreement, no Party shall allege, and each Party hereby waives the defense, there is an adequate remedy at law.

[Signature page follows]

IN WITNESS WHEREOF, Buyer has caused this Trust Agreement to be executed by its duly authorized officer, and John Giles has executed this Trust Agreement, as Trustee, all as of the day and year first above written.

FIP RR Holdings LLC	John Giles, as TRUSTEE

/s/ Kenneth Nicholson	/s/ John Giles
By: Kenneth Nicholson

[Signature page to Voting Trust Agreement]

Exhibit A

VOTING TRUST CERTIFICATE
FOR
SHARES
OF
THE WHEELING CORPORATION

THIS IS TO CERTIFY that FIP RR Holdings LLC will be entitled to receive, on the surrender of this Certificate, on the termination of the Voting Trust Agreement hereinafter referred to, or otherwise as provided in Paragraph 9 of said Voting Trust Agreement, a certificate or certificates, as the case may be, for 54,239.381 shares of The Wheeling Corporation. This Certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by, the terms of that certain Voting Trust Agreement dated as of August 25, 2025, by and among FIP RR Holdings LLC and John Giles, an individual (the “Trustee”), a copy of which Voting Trust Agreement is on file in the office of FIP RR Holdings LLC, 111 West 19th Street, 2nd Floor, New York, New York 10011 and open to inspection by any shareholder of The Wheeling Corporation and the holder hereof. The Voting Trust Agreement, unless earlier terminated (or extended) pursuant to the terms thereof, will terminate on December 31, 2027, so long as no violation of 49 U.S.C. § 11323 will result from such termination.

Exhibit A - Page 1

The holder of this Certificate shall be entitled to the benefits of said Voting Trust Agreement, including the right to receive payment equal to the cash dividends or distributions, if any, paid by The Wheeling Corporation with respect to the number of shares represented by this Certificate.

This Certificate shall be transferable only on the books of the undersigned Trustee or any successor, to be kept by it, on surrender hereof by the registered holder in person or by attorney duly authorized in accordance with the provision of said Voting Trust Agreement, and until so transferred, the Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary.

By accepting this Certificate, the holder hereof assents to all the provision of, and becomes a party to, said Voting Trust Agreement.

[Signature page follows]

Exhibit A - Page 2

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be signed August 25, 2025.

John Giles, Trustee

[Signature page to Voting Trust Certificate]